EXECUTIVE EMPLOYMENT AGREEMENT


     This Agreement is made and effective as of this 1st day of March 2005, between LAWSON PRODUCTS, INC., a Delaware corporation "LAWSON"), and JEFFREY B. BELFORD ("EXECUTIVE").

     WHEREAS, Lawson wishes to continue to employ Executive as an officer of Lawson; and

     WHEREAS, Executive wishes to continue employment with Lawson in such position; and

     WHEREAS, Company (as defined in paragraph 14.1 below) is engaged in: (i) the acquisition for and the distribution and sale of fasteners, parts, hardware, pneumatics, hydraulic and other flexible hose fittings, tools, safety items and electrical and shop supplies, automotive and vehicular products, chemical specialties, maintenance chemicals and other chemical products, welding products and related items, all as more particularly described in Company's sales kits and manuals; (ii) the sale and distribution and the providing of systems and services related thereto; and (iii) the manufacture, sale and distribution of production and specialized parts and supplies; and (iv) the provision of just-in-time inventories of component parts to original equipment manufacturers and of maintenance and repair parts to a wide variety of users; and (v) the provision of in-plant inventory systems and of electronic vendor-managed, inventory systems to various customers (collectively "Company's Products, Systems and Services"). Company's independent sales agents or other representatives employed or retained by Company ("Agents"), solicit orders for Company's Products, Systems and Services, in the territories assigned to them and also maintain, on behalf of Company, frequent contact for such purposes with customers; and

     WHEREAS, Lawson's officers are responsible for duties inherent to their offices relating to the management and operation of the Company, including but not limited to assisting Company in the development of its product line, the marketing, sale and distribution of Company's Products, Systems and Services to Company's customers, assisting in the cross-marketing and cross-selling of products of Company, and for Company's sales activities, including but not limited to its sales management and management of its employees, agents and other representatives; and

     WHEREAS, Lawson's officers interact, cooperate, assist and confer with executives, employees, officers, directors, agents, representatives, consultants and others within the Company in the regular course of business and regularly engage in management, sales, distribution and operational activities, and activities relating thereto or in connection therewith; and

     WHEREAS, Lawson reposes great trust and confidence in its officers.

     NOW THEREFORE, in recognition of the needs of Company and its employees, and in consideration of Executive's position with and employment or continued employment by Lawson, the rights and benefits provided hereunder and in any plan or program which requires as a condition to participation therein or receipt of benefits thereunder by Executive's, execution of this Agreement, and of the mutual agreements, promises and undertakings herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, Lawson and Executive mutually agree as follows:

1. EMPLOYMENT/DUTY OF LOYALTY.

     Lawson hereby agrees to employ Executive as President and Chief Operating Officer (or with such other title as mutually agreed upon) and as a member of its Corporate Management Committee, on a full-time basis, and Executive hereby accepts such employment. Executive shall report to the Chief Executive Officer, or to such other person as designated by the Chief Executive Officer (the "REPORTING PERSON").

     Executive hereby acknowledges that he has a fiduciary responsibility and duty of loyalty to Company hereunder. For so long as Executive remains employed, Executive shall, on a full-time basis, devote his best efforts and his entire business time, energy, attention, knowledge and skill solely and exclusively to advance the interests, products and goodwill of Company. Executive shall diligently, competently and faithfully perform the duties assigned to him by Company from time to time.

2. COMPENSATION AND BENEFITS.

     2.1 Executive shall receive the following compensation:

          (a) An annual salary in the amount of $390,000.00, which amount may be increased by the Chief Executive Officer of Lawson subject to approval of the Compensation Committee of the Board of Directors, in its sole discretion, from time to time, which salary shall be payable in substantially equal semi-monthly installments ("SALARY").

          (b) Commencing with the year 2004, an annual incentive bonus, if any, determined by the Compensation Committee of the Board of Directors of Lawson in its sole discretion based upon the overall growth and profitability of the Company as compared to the prior year (the "INCENTIVE BONUS"). The Incentive Bonus, if any, shall be payable not later than April 15 of the following year, provided Executive's employment hereunder has not been terminated by Lawson for cause prior to such date. The terms, conditions and provisions of the Incentive Bonus shall be in conformance with the incentive bonus program applicable to executive officers generally and particularly to such office as is held by Executive.

          (c) Eligibility to participate in the Long-Term Capital Accumulation Plan if and as recommended by Lawson's Chief Executive Officer and if and as determined in the sole discretion of the Compensation Committee of the Board of Directors of Lawson.

     2.2 Executive shall receive the following standard benefits; provided, however, Lawson may modify or terminate such benefits from time to time to the extent and on such terms as Lawson modifies or terminates such benefits as provided to other officers:




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          (a) Coverage under Lawson's group health plan on such terms as provided to Lawson's officers.

          (b) Long-term disability insurance coverage; provided however, if Executive becomes disabled within the meaning of any long-term disability policy then in effect, Lawson will pay to Executive the Salary which would have been due but for Executive's disability for six (6) months following such disability. For thirty (30) months thereafter, Lawson will pay to Executive sixty percent (60%) of the Salary of Executive which would have been due but for Executive's disability. While Lawson is making such payments, Lawson will be entitled to receive in money or by credit against such payments a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of Executive for such period.

          (c) Group term life insurance with a death benefit amount of not less than $50,000, with additional double indemnity coverage.

          (d) Accidental death insurance.

          (e) Participation in Lawson's 401(k) and profit-sharing retirement plans.

          (f) Four weeks annual vacation under the terms of Lawson's vacation policy for officers.

          (g) Participation in Employer's Executive Deferral Plan, if any.

          (h) If Executive dies while employed by Lawson under this Agreement and is not then in default or breach of this Agreement, Lawson shall pay an additional compensation amount equal to two (2) times the annual Salary being paid to Executive at the time of his death ("ADDITIONAL COMPENSATION AMOUNT"). The Additional Compensation Amount shall be payable to the beneficiary(ies) identified in writing by Executive from time to time on forms provided by Lawson for that purpose and filed by Executive with Lawson and shall be paid in forty-eight (48) equal, semi-monthly installments made as of the 15th day and the last day of each calendar month following Executive's death.

          (i) Reimbursement for all reasonable and approved business expenses in accordance with Lawson policy, or as otherwise approved by the Reporting Person, provided Executive submits paid receipts or other documentation acceptable to Lawson and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the "CODE").

     2.3 All compensation and benefits to become payable to Executive under subparagraphs 2.1 and 2.2 shall be subject to applicable governmental laws and regulations regarding income tax withholding and other payroll taxes and deductions.

3. TERMINATION OF EMPLOYMENT.

     3.1 Executive's employment under this Agreement may be terminated as follows:




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          (a) By Lawson, without cause, effective on the date that written notice of termination is delivered to Executive or sent to him by certified or registered mail to Executive's home address as listed on Lawson's records (or effective on such later date as indicated in such notice).

          (b) By Lawson, for cause, effective on the date that written notice of termination is delivered to Executive or sent to him by certified or registered mail to Executive's home address as listed on Lawson's records. For purposes of this Agreement, cause shall mean (i) violation by Executive of any agreement between Executive and Lawson or any law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality; (ii) material breach or default of any of Executive's duties or other obligations or covenants under this Agreement; (iii) Executive's gross negligence, dishonesty or willful misconduct; (iv) any act or failure to act by Executive which has an adverse effect on the Company's reputation, goodwill or customer relations; (v) conviction of a crime by Executive (other than traffic related offenses); or (vi) an act of fraud, embezzlement or the misappropriation of property by Executive.

          (c) By Executive effective on the expiration of sixty (60) days following written notice of resignation delivered to the Reporting Person by certified or registered mail, or hand delivery or overnight mail.

          (d) Automatically, upon Executive's date of death or the date on which Executive is determined to be permanently "disabled" pursuant to the terms of Lawson's long-term disability insurance policy.

          (e) By Executive in connection with his retirement after January 1, 2007, provided that Executive gives written notice of his retirement at any time after July 1, 2006 delivered by Executive to the Reporting Person by certified or registered mail, or hand delivery or overnight mail, and that the effective date of such retirement will be a date not less than 180 days from the date of such written notice.

     3.2 Executive shall remain employed by Lawson until the effective date of termination or resignation, as the case may be, unless the parties shall otherwise agree; provided, however, following Lawson's notice of termination without cause or Executive's notice of resignation in accordance herewith, and until the effective date thereof, Executive shall perform only those services specifically authorized and directed by the Reporting Person, Chief Executive Officer or the Board of Directors and shall receive as compensation while so employed only the annual Salary then in effect and benefits as then in effect, subject to modifications in such benefits as may occur in the interim pertaining to such benefit programs generally affecting officers of Lawson.

     3.3 Upon the effective date of termination of Executive's employment under this Agreement:

          (a) Executive, upon notice of termination of his employment, shall immediately return to Lawson all Company property, including without limitation the property and information described in paragraphs 4 or 5



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     hereof, in whatever form, together with all copies thereof in his possession or under his control.

          (b) Lawson shall pay to Executive, within ninety (90) days following the effective date of termination of his employment, the sum of any compensation or benefits or other amounts due to him from Lawson as may be accrued for periods prior to the effective date of termination and not previously paid, less the sum of any payments, advances, loans and other charges due and owing from Executive to Company.

          (c) In the event of termination pursuant to paragraph 3.1(a) hereof or in connection with Executive's retirement from Lawson pursuant to paragraph 3.1(e) hereof, Lawson shall, in return for Executive's performance of the Consulting Services (as defined below), pay to Executive an amount equal to two years' annual Salary. Amounts due to Executive under this paragraph 3.3(c) shall be paid to Executive in equal, semi-monthly installments as though Executive had continued in the employ of the Lawson for the period of time upon which such payment is based. The period of time in which Lawson is obligated to provide salary continuation payments to Executive pursuant to this paragraph 3.3(c) is referred to herein as the "Salary Continuation Period". During the Salary Continuation Period, Executive shall be entitled to continued health and life insurance coverage, including participation in the Company's medical flex plan, on substantially the same basis afforded to him prior to termination of Executive's employment. In the event of termination pursuant to paragraph 3.1(a) hereof or in connection with Executive's retirement pursuant to paragraph 3.1(e) hereof when Executive's age is less than 65, in addition to the benefits as provided in the previous sentence, Executive shall be entitled to continued health insurance on substantially the same basis afforded to him prior to termination of Executive's employment until Executive reaches the age of 65. During the Salary Continuation Period, Executive shall, upon request of the Company, make himself reasonably available on a limited basis from time to time to consult with Lawson regarding the business affairs of the Company (the "CONSULTING SERVICES"); provided, however, Executive's Consulting Services shall be limited to not more than twenty-four (24) hours in any calendar quarter and so that such consulting does not interfere with Executive's employment time commitments with any successor employer.

          (d) Following termination of Executive's employment with Lawson for any reason, Company shall have no obligation to provide for post-termination compensation or benefits to Executive (except as provided by paragraph 3.3(b) and as otherwise provided by law) unless Executive executes and delivers to the Lawson a release, in form reasonably satisfactory to the Lawson, of all claims against the Company and its officers, directors, employees and agents.

     3.4 In connection with Executive's retirement pursuant to paragraph 3.1(e) hereof and in consideration of Executive's more than 25 years of service to Lawson and the overall circumstances of and reasons for the termination of Executive's employment, Lawson's Chief Executive Officer will recommend to the Compensation Committee of the Board of Directors the payment of additional severance compensation to the Executive in such amount as deemed appropriate by the Compensation Committee. The Chief Executive Officer will further recommend



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the Compensation Committee take into consideration, among other things,
Executive's participation in the Company's Long-Term Capital Accumulation Plan and the then accrued amount of any benefits thereunder as if fully vested, in determining the amount, if any, of such additional severance compensation. Executive acknowledges that he will have no right to receive any such payment and such payment will be in the sole discretion of the Compensation Committee of the Board of Directors and nothing contained herein is intended to modify or amend the provisions of the Company's Long-Term Capital Accumulation Plan or any award granted pursuant thereto.

4. COMPANY'S PROPERTY.

     All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to Company's or affiliates' business which are or were created, developed, generated or held by Executive during employment, whether containing or relating to Confidential Information (as defined in paragraph 14) or not, are the property of Company and shall be promptly delivered to Company upon termination of Executive's employment for any reason whatsoever. All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to Company's or affiliates' business which are or were created, developed, generated or held by Executive during the Salary Continuation Period, whether containing or relating to Confidential Information (as defined in paragraph 14) or not, are the property of Company and shall be promptly delivered to Company upon termination of the Salary Continuation Period. During the course of employment and during the Salary Continuation Period, Executive shall not remove any of the above property, including but not limited to, Confidential Information, or reproductions or copies thereof, or any apparatus containing any such property or Confidential Information, from Company's premises without prior written authorization from Company, other than in the normal execution of Executive's duties.

5. EXECUTIVE'S OBLIGATION NOT TO USE OR DISCLOSE CONFIDENTIAL INFORMATION.

     Executive hereby acknowledges that, during the course of Executive's employment and during the Salary Continuation Period, Executive will learn or develop Confidential Information in trust and confidence. Executive agrees to use the Confidential Information solely for the purpose of performing his duties hereunder and not for his own private use or commercial purposes. Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in discharge of Executive's duties, will cause Company irreparable harm.

     Executive shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any unauthorized person or entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without Lawson's prior written consent, during the term of employment, during the Salary Continuation Period or thereafter, for as long as such Confidential Information remains confidential.

     Executive further acknowledges that Company and its affiliates operate and compete internationally and that Company and/or its affiliates will be harmed by the unauthorized disclosure or use of Confidential Information regardless of



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where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

6. EXECUTIVE'S OBLIGATION NOT TO SOLICIT OR HIRE COMPANY'S EMPLOYEES AND AGENTS.

     During the Restriction Period (as hereinafter defined), Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, or other entity, solicit, induce or encourage any person to leave her/his employment, agency or office with Company or any of its affiliates. During the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm or other entity, hire or retain or participate in hiring or retaining any person who then is an employee of or agent for Company or any person who has been an employee of or agent for the Company at any time in the ninety (90) days prior to termination of Executive's employment, and, in the event Executive is providing Consulting Services following termination of his employment, any person who has been an employee of or agent for the Company at any time during the Salary Continuation Period, unless Lawson is informed and gives its approval prior to the hiring or retention. The term "Restriction Period" means the period of time in which Executive is employed by Lawson, the Salary Continuation Period, if any, and a period of two (2) years thereafter.

7. NON-SOLICITATION OF CUSTOMERS.

     Given Executive's office and his participation in the development, sales, marketing and servicing of Company's Products, Systems and Services, Executive acknowledges that Executive will learn or develop Confidential Information relating to the development, sales, marketing or provision of Company's Products, Systems and Services, and Company's customers and prospective customers. Executive further acknowledges that Company's relationships with its customers are extremely valuable to it, are generally the result of substantial time and effort devoted by Company, and tend to be near permanent. Therefore, during the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, or other entity, solicit or sell, attempt to sell, or supervise, participate in, or assist the sale or solicitation of Competitive Products and Systems (i) to any person, firm or other entity to which Company sold any of Company's Products, Systems or Services during the last two (2) years of Executive's employment prior to the effective date of termination and (ii) in the event Executive is providing Consulting Services following termination of his employment, to any person, firm or other entity to which the Company sells any of Company's Products, Systems or Services during the Salary Continuation Period. However, this paragraph shall not prohibit the solicitation of any actual or potential customer of Company which does not fall within the preceding description. This paragraph is independent of the obligations of confidentiality under paragraph 5 hereof and the non-compete provisions of paragraph 8 below.

8. NON-COMPETITION PROVISIONS.

     Executive expressly agrees that, during the Restriction Period, in the United States, Canada, Mexico and the United Kingdom, he shall not, directly or indirectly, as an owner, officer, director, employee, agent, advisor, financier, or in any other form or capacity, on behalf of himself or any other person, firm or other business entity, engage in or be concerned with any Competitive



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Products, Systems and Services (defined in paragraph 14 below), or any other business similar to that of Company, or any other duties or pursuits for monetary gain which, in the sole judgment of Lawson, interfere with or restrict Executive's activities on behalf of Company or constitute competition with the Company or its affiliates. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, provided that Executive does not own more than a one percent (1%) interest therein.

9. UNFAIR TRADE PRACTICES.

     During the term of this Agreement and at all times thereafter, Executive shall not, directly or indirectly, engage in or assist others in engaging in any unfair trade practices with respect to Company.

10. REMEDIES.

     Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable loss and damage to Company. Therefore, Executive agrees that, in addition and cumulative to any other remedies at law or equity available to Company for Executive's breach or threatened breach of this Agreement, Company is entitled to specific performance or injunctive relief against Executive to prevent such damage or breach, and a temporary restraining order and preliminary injunction may be granted to Company for this purpose immediately at its request upon commencement of any suit, without prior notice and without posting any bond. The existence of any claim or cause of action Executive may have against Company will not constitute a defense thereto.

11. SEVERABILITY.

     If any of the restrictions in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to area or time or otherwise, the parties authorize the court to reduce such restriction to the extent necessary to make such restriction reasonable and to enforce such restriction as so reduced. Any provisions of this Agreement not so reduced shall remain in full force and effect.

12. ASSIGNMENT.

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Lawson, its successors and assigns and Executive and Executive's heirs, executors, administrators and other legal representatives. This Agreement is a personal service agreement and shall not be assignable by Executive.

13. GOVERNING LAW.

     This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflict of law principles. Any action commenced to enforce or to determine any right or obligation hereunder shall be commenced only in a federal or state court with jurisdiction



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over Cook County, Illinois. Executive consents to personal jurisdiction in any such court.

14. DEFINITIONS.

     14.1 "COMPANY" shall mean Lawson and any entity owned by Lawson or related to Lawson, directly or indirectly, in whole or in part, now or at any time during Executive's employment with Lawson and during the Salary Continuation Period, if any, including, but not limited to, Assembly Component Systems, Inc., Cronatron Welding Systems, Inc., Drummond American Corporation, Automatic Screw Machine Products Company, C.B. Lynn Company, Lawson Products, Inc. (Ontario), Lawson Products de Mexico, Assembly Component Systems Limited-UK, and any other entity in which any one or more of them has an interest at any time during Executive's employment with Lawson and during the Salary Continuation Period, if any, whether such entity is in the United States or elsewhere.

     14.2 "COMPETITIVE PRODUCTS, SYSTEMS AND SERVICES" shall mean products, systems or services in existence or under development which are the same as or substantially similar to or functional equivalents of those of Company including, without limitation, those which are or may be provided to Company's customers on behalf of Company by employees, agents, or sales representatives of Company.

     14.3 "CONFIDENTIAL INFORMATION" shall mean all information, including, but not limited to, trade secrets disclosed to Executive or known by Executive as a consequence of or through Executive's employment by Lawson, or performance of Consulting Services to Lawson, concerning the products, services, systems, customers and Agents of Company, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information, including but not limited to the identity of employees and Agents of Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences for Company's Products, Systems or Services; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, and which:

          (a) has not been made generally available to the public; and

          (b) is useful or of value to the current or anticipated business or research or development activities of Company, or of any customer or supplier of Company; and

          (c) has been identified to Executive by Company as confidential, either orally or in writing.

Confidential Information shall not include information which:

          (x) is in or hereafter enters the public domain through no fault of Executive;



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          (y) is obtained by Executive from a third party having the legal right to use and to disclose the same; or

          (z) was in the possession of Executive prior to receipt from Company (as evidenced by Executive's written records pre-dating the first date of employment with Lawson).

Confidential Information also does not include Executive's general skills and experience as defined under the governing law of this Agreement.

     14.4 "UNAUTHORIZED PERSON OR ENTITY" shall mean any individual or entity who or which has not signed an appropriate secrecy or confidentiality agreement with Company, or is not a current or target customer with whom Confidential Information is shared in the mutual interest of that person or entity and Company.

15. MISCELLANEOUS PROVISIONS.

     15.1 Covenants contained in this Agreement shall remain in force and effect beyond the termination of Executive's employment.

     15.2 During the term hereof and for four years following the effective date of termination of employment for any reason, Executive shall give notice of the existence and a copy of this Agreement to any prospective employer or business relation.

     15.3 The paragraph headings set forth in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of any provision hereof.

16. ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between Company and Executive with respect to the subject matter hereof and supersedes all previous communications and agreements between Lawson, including its predecessor, and Executive regarding the subject matter hereof. It may not be changed or modified except by written instrument signed by Lawson's Chief Executive Officer and Executive.

17. EXECUTIVE'S ACKNOWLEDGMENT AND REPRESENTATIONS.

     Executive acknowledges and agrees that the services to be rendered by him to Company are of extraordinary merit and constitute a necessary and valuable contribution to the general growth and development of Company that result from Executive's unique personal talent and expertise. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to Company entering into this Agreement, and as an inducement to Lawson to do so, Executive hereby represents, warrants, and covenants as follows:

     17.1 Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him



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hereunder are fair and reasonable and will not prevent him from earning a livelihood following the termination of his employment with Company.

     17.2 Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, acknowledges that any reference in this Agreement to Company applies also to any and all subsidiaries and affiliates of Company as defined in paragraph 14, and has had the opportunity to review the terms hereof with an attorney or other representatives, if he chose to do so.

     17.3 The execution and delivery of this Agreement by Executive does not conflict with, or result in a breach of, or constitute a default under, any agreement or contract, whether oral or written, to which Executive is a party or by which Executive may be bound.


     IN WITNESS WHEREOF, the parties have executed this Agreement at Des Plaines, Illinois, as of the date first written above.

EXECUTIVE:                                  LAWSON PRODUCTS, INC.


/s/ Jeffrey B. Belford                      By: /s/ Robert J. Washlow
---------------------------------------        ---------------------------------
    Jeffrey B. Belford                              Robert J. Washlow
                                                    Chairman of the Board and
                                                    Chief Executive Officer



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